                        TESTA, HURWITZ & THIBEAULT, LLP
                      High Street Tower, 125 High Street
                          Boston, Massachusetts 02110


                                       June 3, 1996

PAR Technology Corporation
PAR Technology Park
8383 Seneca Turnpike
New Hartford, New York  13413-4991

     RE:  Registration Statement on Form S-2
          Relating to 3,248,750 shares of Common Stock
          --------------------------------------------

Dear Sir or Madam:

     This opinion relates to an aggregate of 3,248,750 shares of Common Stock, par value $.02 per share (the "Common Stock"), of PAR Technology Corporation (the "Company"), which are the subject matter of a Registration Statement on Form S-2 filed with the Securities and Exchange Commission on May 20, 1996, as amended (the "Registration Statement").

     The 3,248,750 shares of Common Stock covered by the Registration Statement consist of 1,450,000 shares being sold by the Company, 1,375,000 shares being sold by certain selling stockholders (the "Selling Stockholders") and an additional 423,750 shares subject to an over-allotment option granted by the Selling Stockholders to the underwriters named in the prospectus (the "Prospectus") included in the Registration Statement.

     Based upon such investigation as we have deemed necessary, we are of the opinion that the shares of Common Stock being sold by the Company and the Selling Stockholders will, when sold, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters."

                                       Very truly yours,

                                       /s/ Testa, Hurwitz & Thibeault, LLP

                                       Testa, Hurwitz & Thibeault, LLP